Exhibit 11.0

                        COMPUTATION OF EARNINGS PER SHARE

                                             Three months ended    Three months ended   Six months ended   Six months ended
                                                June 30, 2006         June 30, 2005       June 30, 2006      June 30, 2005
                                             -------------------------------------------------------------------------------
Income available to common stockholders              $(4,210)             $85,883             $38,530           $188,766

Weighted average shares outstanding                2,693,286            2,663,415           2,693,678          2,663,415

Basic earnings per share                             $(0.002)              $0.032              $0.014             $0.071

Income for diluted earnings per share                $(4,210)             $85,883             $38,530           $188,766

Total weighted average common shares and
     equivalents outstanding for
     diluted computation                           2,693,286            2,663,415           2,693,678          2,693,415

Diluted earnings per share                           $(0.002)              $0.032              $0.014             $0.071


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